Exhibit 10.7

FIRST AMENDMENT TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This First Amendment (this “Amendment”) to the Amended and Restated Employment Agreement dated as of June 10, 2022 (the “Amendment Effective Date”), is entered into between by and between MusclePharm Corporation, a Nevada corporation (the “Company”), and Ryan Drexler (the “Executive”). All capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Agreement (as defined herein).

WHEREAS, the Company and Executive entered into that certain Amended and Restated Employment Agreement dated as of February 1, 2018 (the “Agreement”); and

WHEREAS, the Company and Executive desire to make certain amendments to the Agreement as set forth herein.

NOW THEREFORE, in consideration of the above, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Section 4 of the Agreement is hereby amended and restated in its entirety as follows:

Base Salary. The Company agrees to pay the Executive a base salary (“Base Salary”) at an annual rate of Two Hundred and Fifty Thousand Dollars ($250,000). After such date that no MSLP Notes (as defined in the Original Issue Discount Senior Secured Notes issued on the date of this Amendment) remain outstanding, the Board, in its sole and absolute discretion, may elect to increase the Executive’s Base Salary. The Base Salary shall be paid in periodic installments in accordance with the Company’s regular payroll practices.

2.	Section 5 of the Agreement is hereby amended to add the following subsection (d):

(d) Bonus Restriction. Notwithstanding Sections 5(a) and 5(c), the Executive shall not receive any Cash-Based Incentives or Performance Bonus to the extent that the Executive’s Base Salary together with such Cash-Based Incentives and/or Performance Bonus would exceed, in the aggregate, Two Hundred and Fifty Thousand Dollars ($250,000) in any given year until such time that no MSLP Notes remain outstanding. For the avoidance of doubt, this Section 5(d) shall automatically terminate and be null and void, without any further action by either the Executive of the Company, upon such date that no MSLP Notes remain outstanding.

3.	This Amendment shall be for the benefit of and be binding upon, the parties hereto and their respective successors and assigns. Until no MSLP Notes remain outstanding, the Company shall not amend, modify or waive any provisions of this Amendment or the Agreement without the prior written consent of the Required Holders (as defined in the MSLP Notes). Except as amended hereby, the terms and provisions of the Agreement shall remain in full force and effect, and the Agreement is in all respects ratified and confirmed. On and after the date of this Amendment, each reference in the Agreement to the “Agreement”, “hereinafter”, “herein”, “hereinafter”, “hereunder”, “hereof”, or words of like import shall mean and be a reference to the Agreement as amended by this Amendment. This Amendment shall be construed, enforced, and governed under the internal laws of the State of California, without giving effect to any choice of law provision or rule of any other jurisdiction. This Amendment may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Amendment transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first indicated above.

MUSCLEPHARM CORPORATION

By:
Name:	Sabina Rizvi
Title:	President and Chief Financial Officer

EXECUTIVE

By:
Ryan Drexler